VALHI REPORTS FIRST QUARTER 2017 RESULTS

DALLAS, TEXAS . . May 9, 2017.  Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $12.7 million, or $.04 per diluted share, in the first quarter of 2017 compared to a net loss attributable to Valhi stockholders of $19.5 million, or $.06 per diluted share, in the first quarter of 2016.   Changes in reported net income (loss) attributable to Valhi stockholders are primarily due to improved operating results in the Company's Chemicals and Waste Management Segments in 2017.

The Chemicals Segment's net sales of $369.8 million in the first quarter of 2017 were $51.3 million, or 16%, higher than in the first quarter of 2016.  The Chemicals Segment's net sales increased in the first quarter 2017 as compared to the same period in 2016 due to higher average TiO2 selling prices and higher sales volumes.  The Chemicals Segment's average TiO2 selling prices were 17% higher in the first quarter of 2017 as compared to the first quarter of 2016, and the Chemicals Segment's average selling prices at the end of the first quarter of 2017 were 4% higher than at the end of 2016, with higher prices in all major markets.  TiO2 sales volumes in the first quarter of 2017 were 3% higher as compared to the first quarter of 2016 due to higher sales in the North American and export markets, partially offset by lower sales in the European market.  Kronos' sales volumes in the first quarter of 2017 set a new overall record for a first quarter period.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $7 million in the first quarter 2017 as compared to the first quarter of 2016.  The table at the end of this press release shows how each of these items impacted the overall increase in sales.

The Chemicals Segment's operating income in the first quarter of 2017 was $55.0 million as compared to $3.0 million in the first quarter of 2016.  The Chemicals Segment's operating income increased in the first quarter of 2017 as compared to the first quarter of 2016 primarily due to higher average TiO2 selling prices, higher sales and production volumes and lower raw materials and other production costs.  The Chemicals Segment's TiO2 production volumes were 10% higher in the first quarter of 2017 as compared to the first quarter of 2016.  The Chemicals Segment operated its production facilities at an overall average capacity utilization rate of 100% in the first quarter of 2017 compared to approximately 97% in the first quarter of 2016.  Fluctuations in currency exchange rates also affected operating income comparisons, which decreased operating income by approximately $8 million.

The Component Products Segment's net sales increased 11% in the first quarter of 2017 as compared to the first quarter 2016 primarily due to higher security product sales volumes in the first quarter of 2017 to existing government security customers, partially offset by a decrease of in sales to a customer serving the recreational transportation market.  In addition marine component sales increased 8% compared to prior year reflecting generally improved demand for products sold to various markets. The Component Products Segment's operating income increased from $3.4 million in the first quarter of 2016 to $4.5 million in the first quarter of 2017, primarily due to manufacturing efficiencies facilitated by the higher production volumes at the security products reporting unit.

The Waste Management Segment's net sales increased by $16.3 million in the first quarter of 2017 compared to the same period of 2016.  The increase in net sales was led by an increase in disposal volumes, as we completed a back-log disposal campaign for a waste consolidator that contributed $4.0 million in sales for the quarter (which is not expected to recur), and an increase in lower margin low activity waste disposal related to two projects (both of which are expected to extend through at least the end of 2017).   Also contributing to the increase in sales in 2017 was an increase in transportation related revenue, however increases in transportation revenue also add to our cost of sales as we generally pass through actual logistics costs plus a service fee to our customers. As a result, increases in transportation revenue of $5.0 million in the first quarter of 2017 compared to the same period in 2016 are offset by increases in cost of sales over the same period. Higher disposal volumes in the first quarter of 2017 resulted in higher coverage of fixed costs as compared to the same period of 2016. As a result, our Waste Management Segment had operating income in the first quarter of 2017 compared to an operating loss in the same period of 2016.

The Real Estate Management and Development Segment had first quarter 2017 sales of $5.7 million, including $3.6 million in revenue on sales of land held for development, compared to the first quarter of 2016 sales of $2.7 million, including $1.0 million in sales of land held for development.   The Real Estate Management and Development Segment had operating income of $.6 million in the first quarter of 2017 compared to an operating loss of  $5.9 million in the first quarter of 2016.  Included in the 2016 operating loss is a contract related intangible asset impairment charge of $5.1 million ($.01 per diluted share) resulting from an amendment to a water delivery contract entered into in January 2016.  Because the land held for development acquired was initially recognized at the estimated fair value at December 31, 2013 in connection with the previously-reported acquisition of a controlling interest in this segment, the Company does not expect to recognize significant operating income on land sales during 2017.

Corporate expenses increased from $11.5 million in the first quarter of 2016 to $12.4 million in the same period in 2017, primarily due to higher transaction costs related to the proposed sale of our Waste Management Segment.  Our provision for income taxes in the first quarter of 2017 includes a non-cash income tax benefit of $5.0 million (or $.01 per diluted share), as a result of a net decrease in our deferred income tax asset valuation allowance related to the Chemical Segment's German and Belgian operations.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos' TiO2 operations);
•	Customer and producer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
•
Changes in raw material and other operating costs (such as ore, zinc, brass, aluminum, steel and energy costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;

•	Changes in the availability of raw materials (such as ore);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);

•	Competitive products and prices and substitute products, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	Potential difficulties in integrating future acquisitions;
•	Potential difficulties in upgrading or implementing new accounting and manufacturing software systems (such as the Chemicals Segment's new enterprise resource planning system);
•	Potential consolidation of our competitors;
•	Potential consolidation of our customers;

•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar) or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks);
•	Decisions to sell operating assets other than in the ordinary course of business;
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Our ultimate ability to utilize income tax attributes, the benefits of which may not presently have been recognized under the more-likely-than-not recognition criteria;
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation and Kronos' class action litigation);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;
•	Our ability to successfully defend against any possible future challenge to WCS' operating licenses and permits;
•	Unexpected delays in the operational start-up of shipping containers procured by WCS;
•	Our ability to increase disposal volumes and obtain new business at WCS;
•	Our ability to generate positive operating results or cash flows at WCS;
•	The impact of our inability to complete the sales of WCS;
•	Changes in real estate values and construction costs in Henderson, Nevada;
•	Water levels in Lake Mead; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products and high performance marine components), waste management, and real estate development industries.

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VALHI, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF INCOME
(In millions, except earnings per share)

	Three months ended
	March 31,
	2016	2017
	(unaudited)

Net sales
Chemicals	$ 318.5	$ 369.8
Component products	27.1	29.9
Waste management	5.2	21.5
Real estate management and development	2.7	5.7

Total net sales	$ 353.5	$ 426.9

Operating income (loss)
Chemicals	$ 3.0	$ 55.0
Component products	3.4	4.5
Waste management	(10.8)	.6
Real estate management and development	(5.9)	.6

Total operating income (loss)	(10.3)	60.7

General corporate items:
Securities earnings	6.8	7.0
Insurance recoveries	.1	.1
General expenses, net	(11.5)	(12.4)
Interest expense	(15.7)	(15.6)

Income (loss) before income taxes	(30.6)	39.8

Income tax expense (benefit)	(8.6)	18.0

Net income (loss)	(22.0)	21.8

Noncontrolling interest in net income (loss)
of subsidiaries	(2.5)	9.1

Net income (loss) attributable to Valhi
stockholders	$ (19.5)	$ 12.7

Basic and diluted net income (loss) per share:
Net income per share attributable to Valhi
stockholders	$ (.06)	$ .04

Basic and diluted weighted average shares
outstanding	$ 342.0	$ 342.0

VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

Three months ended
March 31,
2017 vs. 2016
(unaudited)

Percentage change in TiO2 sales :
TiO2 product pricing	17%
TiO2 sales volumes	3
TiO2 product mix	(2)
Changes in currency exchange rates	(2)

Total	16%